Exhibit 99.1
Cholestech Announces Financial Results for Second Quarter of Fiscal 2007
HAYWARD, Calif. — October 25, 2006 — Cholestech Corporation (NASDAQ: CTEC) today announced that for its second quarter ended September 29, 2006 revenue increased 12% and net income per share increased 36% over the prior year second quarter.
•	Gross margin improved to 66.7% in the quarter from 61% in the prior year quarter, driven by an increase in sales volume and lower royalties.
•	Operating income increased 37% to $3.3 million, compared to an operating income of $2.4 million in the prior year quarter.
•	Net income increased 38% to $2.2 million from $1.6 million in the prior year quarter.
•	Non-GAAP operating income, adjusted for stock based compensation, increased to $4.1 million or 68% compared to the prior year quarter.
•	Non-GAAP net income, adjusted for stock based compensation, increased to $2.6 million or 64% compared to the prior year quarter.
For the second quarter ended September 29, 2006, Cholestech generated revenue of $17.2 million, representing a 12% increase over revenue of $15.3 million in the second quarter of the prior year. Operating income for the second quarter ended September 29, 2006 was $3.3 million, which includes approximately $731,000 in stock based compensation expenses related to SFAS 123R. Operating margin was 19.4% compared to 15.9% in the prior year second quarter. Operating margin, excluding stock based compensation, was 23.7%. Net income for the second quarter ended September 29, 2006 was $2.2 million, or $0.15 per diluted share, which includes approximately $420,000 in stock based compensation expenses related to SFAS 123R. Excluding the impact of SFAS 123R, which was adopted on April 1, 2006, net income was $2.7 million or $0.17 per diluted share. This compares to net income of $1.6 million in the prior year second quarter, or $0.11 per diluted share.
For the twenty-six weeks ended September 29, 2006, revenue was $34 million, compared to revenue of $30.4 million for the prior year period. Operating income for the twenty-six weeks ended September 29, 2006 was $5.5 million, which includes approximately $1.5 million in stock based compensation expenses related to SFAS 123R. Operating margin was consistent with the first twenty-six weeks of the prior year at 16.1%. Operating margin, excluding stock based compensation, was 20.4%. Net income for the first twenty-six weeks of fiscal 2007 was $3.7 million, or $0.25 per diluted share, which includes approximately $840,000 in stock based compensation expenses related to SFAS 123R. Excluding the impact of SFAS 123R, net income was $4.6 million or $0.30 per diluted share. This compares to net income of $3.2 million, or $0.21 per diluted share in the first twenty-six weeks of fiscal 2006.
Warren E. Pinckert II, President and Chief Executive Officer of Cholestech said, “This past quarter and the first half of fiscal 2007, Cholestech has demonstrated significant operating leverage in addition to double digit revenue growth. This fact is reflected in our improved operating margin and continued strong cash flow.”
Pinckert added, “With over $50 million in the bank, Cholestech remains well positioned to support and implement our growth plans for the future.”
Investor Conference Call
Cholestech will conduct a conference call on its fiscal 2007 second quarter results beginning at 7 a.m. PT today. The call will be available to all investors by dialing (800) 540-0559 or, from international locations, (785) 832-1508. A replay of the call will be available until 9 p.m. PT on November 8th by dialing (888) 562-0906 or from international locations, (402) 220-7348. There is no pass code. The conference call will also be available via the Cholestech website, www.cholestech.com.

About Cholestech
Cholestech is committed to enabling people to lead longer, healthier and more active lives. Cholestech provides easy to use, accessible diagnostic tools and information to health care practitioners in over 35 countries around the world. Cholestech offers efficient and economic diagnostic testing for cholesterol and related lipids, blood glucose and glycemic control, and liver function at the point of care. Health care providers can use the CLIA-waived Cholestech LDX® and GDX™ Systems and the hs-CRP test, which is cleared by the FDA for use in moderate complexity labs, to initiate and monitor the progress of patient therapy. By providing effective disease management solutions, Cholestech’s goal is to be a leading provider of diagnostic tools and information for immediate risk assessment and therapeutic monitoring of heart disease and diabetes.
Cholestech LDX® is a registered trademark and Cholestech GDX™ is a trademark of Cholestech Corporation. All other trademarks mentioned in this document are the property of their respective owners. For more information about Cholestech and its products visit us on the web at www.cholestech.com.
Safe Harbor Statement of Cholestech Corporation Under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those in the forward-looking statements due to risks and uncertainties, including: risks inherent to the regulatory approval process; market acceptance and demand for our current and future products; further regulatory changes and guidelines affecting the healthcare system in the United States; risks inherent to future sales growth and the research and development process; the ability to execute proposed initiatives and other factors. Additional considerations and important risk factors are described in Cholestech’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Cholestech Contact:	Investor/Press Contact:
John F. Glenn	Brendan Lahiff
Vice President Finance and Chief	Financial Dynamics
Financial Officer	415-439-4504
Cholestech Corporation	brendan.lahiff@fd.com
510-732-7200
jglenn@cholestech.com
To supplement our results presented in accordance with generally accepted accounting principles (GAAP), we use non-GAAP measures of operating results, net income and net income per share, which are adjusted from results based on GAAP to exclude SFAS 123R stock based compensation expenses. This non-GAAP financial presentation is given in part to enhance the understanding of the Company’s historical financial performance and comparability between periods in light of a change in accounting standards, particularly since the Company has not included stock-based compensation under SFAS 123R as an expense in financial statements before. In addition, the Company believes that the non-GAAP presentation to exclude stock-based compensation is relevant and useful information that will be widely used by analysts, investors and other interested parties. Cash earnings is not a GAAP defined measure. The company believes this measure provides meaningful supplemental information regarding Cholestech’s operating results given the current accumulated tax loss carryforwards and because it excludes amounts that are not related to Cholestech’s core operating results and facilitate the comparison of results for the current period with results for past periods. Further, these non-GAAP results are one of the primary indicators management uses for assessing our performance, allocating resources and planning and forecasting future periods. Accordingly, the Company is disclosing this information to permit additional analysis of the Company’s performance. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

		Thirteen Weeks Ended
		9/29/2006		9/23/2005
	GAAP	Adjustments (1)	Non-GAAP

Revenue	$17,190	$—	$17,190	$15,286

Cost of revenue	5,721	(117)	5,604	5,966

Gross profit	11,469	117	11,586	9,320

Operating expenses:
Sales and marketing	3,505	(150)	3,355	2,952
Research and development	1,570	(55)	1,515	1,265
General and administrative	3,052	(409)	2,643	2,672

Total operating expenses	8,127	(614)	7,513	6,889

Operating income	3,342	731	4,073	2,431

Net interest and other income	501	—	501	198

Income before provision for income taxes	3,843	731	4,574	2,629

Provision for income taxes	1,618	307	1,925	1,013

Net income	$2,225	$424	$2,649	$1,616

Net income per share:
Basic	$0.15		$0.18	$0.11
Diluted	$0.15		$0.17	$0.11

Shares used to compute net income per share:
Basic	14,942		14,942	14,665
Diluted	15,181		15,181	15,049

(1)	All adjustments relate to the adoption of SFAS 123R at the beginning of fiscal year 2007.

CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

		Twenty-Six Weeks Ended
		9/29/2006		9/23/2005
	GAAP	Adjustments (1)	Non-GAAP

Revenue	$33,974	$—	$33,974	$30,351

Cost of revenue	11,320	(231)	11,089	11,438

Gross profit	22,654	231	22,885	18,913

Operating expenses:
Sales and marketing	7,393	(294)	7,099	6,264
Research and development	2,953	(108)	2,845	2,331
General and administrative	6,832	(823)	6,009	5,427

Total operating expenses	17,178	(1,225)	15,953	14,022

Operating income	5,476	1,456	6,932	4,891

Net interest and other income	969	—	969	331

Income before provision for income taxes	6,445	1,456	7,901	5,222

Provision for income taxes	2,724	615	3,339	2,014

Net income	$3,721	$841	$4,562	$3,208

Net income per share:
Basic	$0.25		$0.31	$0.22
Diluted	$0.25		$0.30	$0.21

Shares used to compute net income per share:
Basic	14,883		14,883	14,642
Diluted	15,187		15,187	14,981

(1)	All adjustments relate to the adoption of SFAS 123R at the beginning of fiscal year 2007.

Net income to cash earnings reconciliation:
Net income	$3,721	$3,208
Depreciation and amortization	1,445	1,413
Stock-based compensation	1,597	46
Provision for income taxes	2,724	2,014
Cash paid during the period for taxes	(358)	(155)

Cash earnings	$9,129	$6,526

CONDENSED BALANCE SHEET DATA
(in thousands, unaudited)

	9/29/2006	3/31/2006

Cash, cash equivalents, marketable securities and long-term marketable securities	$50,039	$42,676

Total assets	$86,584	$80,702

Long-term debt	—	—

Shareholders’ equity	$81,081	$74,132